Exhibit 15

January 22, 2009

Microsoft Corporation

One Microsoft Way

Redmond, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Microsoft Corporation and subsidiaries for the periods ended December 31, 2008, and 2007, as indicated in our report dated January 22, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, is incorporated by reference in Registration Statement Nos. 333-120511, 333-109185, 333-06298, 333-16665, 333-118764, 333-91755, 333-52852, 333-102240, 33-36498, 33-45617 and 333-132100 of Microsoft Corporation on Forms S-8 and Registration Statement Nos. 333-43449, 333-110107, 333-108843 and 333-155495 of Microsoft Corporation Forms S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington